FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
APPOINTMENT TO BOARD OF DIRECTORS, MANAGEMENT PROMOTIONS AND AN INCREASE IN ITS ANNUAL DIVIDEND

~Shareholders Approve Slate of Directors~

DAYTONA BEACH, Fla. - April 8, 2015 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced the appointment of Larree M. Renda and the re-election of four members to the Company’s Board of Directors, the promotion of seven members of the executive management team and appointment of one executive officer, and an increase in its annual dividend.
Renda will hold office until the 2017 annual meeting of shareholders, completing the term of Lloyd Reuss, who did not stand for re-election in 2014.  Renda will serve as a member of the Audit and Compensation Committees.
"Following a search by our Board, we are delighted to welcome Larree Renda to ISC's Board of Directors,” stated ISC Chief Executive Officer Lesa France Kennedy.  “Her leading experience in retail strategy, real estate, and financial planning will add tremendous value to ISC as we continue to grow our business and increase long-term value for our shareholders.”
ISC promoted seven key executives for their significant contributions and achievements including  Dan Houser to Executive Vice President, CFO and Treasurer; Gary Crotty to Executive Vice President, Chief Administration Officer and Chief Legal Counsel; Craig Neeb to Executive Vice President, Chief Development and Digital Officer;  Daryl Wolfe to Executive Vice President, Chief Marketing Officer; Joie Chitwood to Executive Vice President, ISC and President, Daytona International Speedway; Laura Jackson to Senior Vice President, Corporate Services and Chief Human Resources Officer; and Brett Scharback to Senior Vice President, Legal and Chief Compliance Officer. ISC appointed Greg Motto to Vice President, Finance and Accounting and ISC Controller.
Motto, 42, first employed by ISC in 2000, previously served as ISC Managing Director of Finance and Controller.  As Vice President, he will continue to manage integrated financial planning and reporting while overseeing the Company’s accounting operations and internal controls. His growing role in investor relations activities positions him working closely with shareholders and the wider investment community.

“We are pleased to recognize several key members of our executive team for their proven ability to lead and consistently execute at the highest level,” stated Kennedy.  “Greg’s keen financial insight is a welcome addition to our senior leadership and reinforces our commitment to growth and development.”
ISC declared an annual dividend of $0.26 per share, payable on June 30, 2015, to common stockholders of record on May 29, 2015, marking the 42nd consecutive year that the Company has paid a dividend to its shareholders.  ISC paid an annual dividend of $0.24 per share in 2014.
Separately, at the annual meeting of ISC shareholders, the following members of the Company’s Board of Directors were re-elected to a three-year term:   Lesa France Kennedy; Larry Aiello, Jr.; J. Hyatt Brown; and Sonia M. Green.

About Larree M. Renda
As one of Safeway’s top female executives for 15 years, Renda managed retail strategies and many administrative roles for one of the largest food and drug retailers in North America.  Her areas of influence included labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, industrial engineering, IT and real estate.  She also oversaw two of Safeway’s wholly owned subsidiary corporations including Safeway Health Inc., a business venture created to provide assistance to other companies in creating a culture of better health for their employees and Property Development Centers Inc., a shopping center development company.
Renda currently serves as a member of the Board of Directors, and Audit and Nominating Governance Committees of Casey’s General Stores, Inc., a public company.  Renda was a member of the Board of Directors for HSBC Finance Corporation and for HSBC North America Holdings Inc. from 2001 to 2013 and served on their Audit and Risk Committees.  She was also a member of the Board of Directors of Casa Ley, Safeway’s joint venture in Mexico.  She was voted one of the “50 Most Influential Women in Business” by Fortune magazine and was a board and Executive Committee member of the California Chamber of Commerce.  Renda is the founder of The Safeway Foundation, an organization that oversees the company’s charitable giving activities, and remained Chair until her departure from Safeway earlier this year.  Under her direction, Safeway contributed more than $200 million each year to a range of charitable initiatives including food banks, education, breast and prostate cancer awareness and research, and other organizations including Easter Seals, Special Olympics and MDA.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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